                                                       Exhibit 11(b)(1)


                                                  December 30, 1996



Invacare Corporation
899 Cleveland Street
P.O. Box 4028
Elyria, Ohio 44036-2125


Attention:     Thomas R. Miklich

Ladies and Gentlemen:

     Invacare Corporation (the "Borrower") has requested senior credit facilities (the "Facilities") to be provided to the Borrower in the aggregate principal amount of $200,000,000 (the "Aggregate Commitment") to finance the acquisition (the "Acquisition") of all of the stock of a public company previously identified by the Borrower to us (the "Seller"). The Acquisition will be accomplished through a cash tender offer (the "Tender Offer") by a wholly owned subsidiary of the Borrower ("AcquisitionCo") for not less than a majority of the shares of the Seller (on a fully diluted basis). The Tender Offer will be in an aggregate amount consistent with the total cost of the Acquisition previously disclosed by the Borrower to us and consistent with the terms previously disclosed to us.

     The commitment of NBD (the "Agent") hereunder is contingent upon the consummation of the Acquisition and the Tender Offer upon terms and conditions reasonably satisfactory to the Agent, the Agent's satisfactory review of all agreements and documents executed or filed in connection therewith, the Acquisition and the Tender Offer, the structure of the Borrower and AcquisitionCo and its other subsidiaries before and after the Acquisition, and the legal, accounting and tax aspects of the Acquisition and the Tender Offer being satisfactory to Agent and Arranger and its counsel, the total amounts of the Facilities or any other funds of the Borrower which are being used to consummate the Acquisition, directly or indirectly, being consistent with the amounts previously disclosed by the Borrower to the Agent and Arranger, the Borrower amending the covenants, pricing and other appropriate terms in its other credit facilities with the Agent, in a manner satisfactory to the Agent, to those described in the attached Term Sheet (as defined below) and the other terms and conditions set forth in this letter and the attached Term Sheet. The Term Sheet and this Commitment Letter are intended as an outline only and do not purport to summarize all of the terms, conditions, covenants, representations, warranties and other provisions which will be contained in definitive legal documentation for the transaction which is the subject of this Commitment Letter.

     NBD Bank is pleased to provide you with a financing commitment for, and to agree to act as administrative agent bank (the "Agent") in connection with, the entire amount of the Facilities on the terms and conditions set forth in the term sheet attached hereto ("Term Sheet") and subject to the conditions set forth in this letter. First Chicago Capital Markets, Inc. (the "Arranger"), an affiliate of the Agent, is pleased to provide you with its undertaking to syndicate all or a portion of the Facilities to a syndicate of lenders (collectively, including NBD Bank, the "Lenders"). While the Agent's agreement herein is to provide the entire amount of the Facilities on a fully underwritten basis, the Arranger reserves the right to syndicate all or a portion of the Facilities to additional Lenders with a corresponding reduction in the Agent's commitment.


     In the event that any information relating to conditions or events not previously disclosed to either Agent or Arranger or relating to new information or additional developments concerning conditions or events previously disclosed which may have a material adverse effect on the condition, assets, properties, business or prospects of the Borrower and its subsidiaries or the Seller, or any conditions set forth in definitive financing documentation are not satisfied, either may, in its sole discretion, suggest alternative financing amounts or structures that ensure

                                                       Sheet no. 2

adequate protection for the Lenders or decline to participate in the proposed financing. The Agent and the Arranger and officers and employees of each of the Agent and Arranger will have the right to share information received from the Borrower, the Seller and their respective affiliates, agents, officers, and employees.

     The Borrower agrees to (i) reimburse Agent and Arranger for all out-of-pocket expenses (including the fees of outside counsel and time charges for inside counsel) incurred in connection with this Commitment Letter, the transactions contemplated thereby and Agent's and Arranger's on-going due diligence therewith, including without limitation travel expenses and costs incurred in connection with the preparation, negotiation, execution, administration, syndication, and enforcement of any document relating to this transaction and its role hereunder, (ii) indemnify and hold harmless the Agent, Arranger, Lenders and their respective officers, employees, agents and directors (collectively, the "Indemnified Persons") against any and all losses, claims, damages, or liabilities of every kind whatsoever to which the Indemnified Persons may become subject in connection in any way with the transactions (including without limitation the Acquisition and the providing of the Facilities) which are the subject of this Commitment Letter, including without limitation expenses incurred in connection with investigating or defending against any liability or action whether or not a party thereto, except to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen solely from such Lender's gross negligence or willful misconduct: and (iii) assert no claim against any Indemnified Persons seeking consequential damages on any theory of liability in connection in any way with the transaction which is the subject of this Commitment Letter. The obligations described in this paragraph are independent of all other obligations hereunder and under the Loan Documents, shall survive the expiration, revocation or termination of this Commitment Letter, and shall be payable whether or not the financing transactions contemplated by this Commitment Letter shall close. Agent's and Arranger's respective obligations under this Commitment Letter are enforceable solely by the party signing this Commitment Letter and may not be relied upon by any other person. IF THIS COMMITMENT LETTER, THE TERM SHEET, THE AGENT FEE LETTER, OR ANY ACT, OMISSION OR EVENT DESCRIBED IN THIS PARAGRAPH BECOMES THE SUBJECT OF A DISPUTE, THE PARTIES HERETO EACH HEREBY WAIVE TRIAL BY JURY.

     This Agent's commitment and the Arranger's undertaking is subject to, among other conditions (i) the preparation, execution, and delivery of a mutually acceptable credit agreement ("Credit Agreement") and other loan documents (collectively, the "Loan Documents") incorporating, without limitation, substantially the terms and the conditions outlined herein and in the Term Sheet; (ii) Agent's and Arranger's respective determination that (a) there is an absence of a material adverse change in the business, condition (financial or otherwise), operations, performance, properties, or prospects of the Borrower, the Seller or any of their material subsidiaries from December 31, 1995 or otherwise from that disclosed in publicly filed financial statements of the Seller; and (b) there is an absence of any material adverse change prior to closing in primary and secondary loan syndication markets or capital markets generally.

     Arranger will manage all aspects of the syndication, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of

                                                       Sheet no. 3


the commitments among the Lenders and the amount and distribution of the fees discussed herein among the Lenders, all in consultation with the Borrower. Upon Arranger's acceptance of any such commitment from a Lender, Agent shall be relieved of its commitment to fund such amount. To assist Arranger in its syndication efforts, the Borrower shall, and shall cause its subsidiaries to:
(a) provide and to cause its advisors to provide Arranger upon request with all information deemed reasonably necessary by it to complete successfully the syndication, including, without limitation, all information and projections prepared by Borrower or on Borrower's behalf relating to the transactions contemplated hereby; (b) cause the management of the Borrower to actively participate in, both the preparation of an information package regarding the operations and prospects of the Borrower and the presentation of the information to prospective Lenders; and (c) not to make any statement publicly about the Commitment or the Facilities which might negatively affect Arranger's ability to syndicate the Facilities. The Agent and the Arranger acknowledge that, as Seller is a public corporation, under certain circumstances the only available information may be public information.

     Please indicate your acceptance of this commitment by the Agent and undertaking by the Arranger in the space indicated below and return a copy of this letter so executed to the Agent. This commitment and undertaking will expire at 5:00 p.m. (Detroit time) January 2, 1997 unless on or prior to such time the Agent shall have received a copy of this letter executed by the Borrower together with the fee required under paragraph 1(a) of the Agent's Fee Letter of even date herewith (the "Fee Letter"). Notwithstanding timely acceptance of the commitment pursuant to the preceding sentence, the commitment will automatically terminate unless definitive Loan Documents are executed on or before February 28, 1997. By its acceptance hereof, the Borrower agrees to pay the Agent and the Arranger the fees described in the Fee Letter. This commitment replaces and supersedes any previous commitment relating to the transactions described in this letter.

     By accepting delivery of this Commitment Letter, the Fee Letter and the Term Sheet, the Borrower hereby agrees that, prior to executing this Commitment Letter, the Borrower will not disclose either expressly or impliedly, without the Agent's and the Arranger's prior written consent, to any person any of the terms of this Commitment Letter, the Fee Letter or Term Sheet, or the fact that this Commitment Letter, the Fee Letter or Term Sheet or the financing proposal represented thereby exists except that the Borrower may disclose any of the foregoing to any employee or attorney of the Borrower to whom, in each case, it is necessary to disclose such information so long as any such employee or attorney is directed to observe this confidentiality obligation. Upon the Borrower's execution of this Commitment Letter, the Borrower may make public disclosure of the existence and the amount of the commitment, and the Borrower may file a copy of this Commitment Letter (but not the Fee Letter) or make such other disclosures if such disclosure is required by law, but may not make any other disclosure. If the Borrower does not accept this commitment, the Borrower is to immediately return this Commitment Letter, the Fee Letter and the Term Sheet (and all copies of the foregoing) to the Agent. The Borrower authorizes each of the Agent and the Arranger to answer inquiries from financial media with respect to the Facilities.

                                                       Sheet no. 4



     This Commitment Letter and Term Sheet supersede any and all prior versions thereof. This Commitment Letter shall be governed by the internal laws of the State of Michigan, and may only be amended by a writing signed by all parties hereto.
                                   Very truly yours,

                                   NBD BANK,
                                   individually and as Agent


                                   By:  /s/ Winifred S. Pinet
                                      --------------------------------
                                   Title:   First Vice President
                                         -----------------------------


                                   FIRST CHICAGO CAPITAL MARKETS, INC.,
                                   as Arranger


                                   By:  /s/ Maher Touma
                                      --------------------------------
                                   Title:   Managing Director
                                         -----------------------------

Accepted and agreed:

INVACARE CORPORATION


By: /s/ Thomas R. Miklich
   -----------------------
Title:       CFO
      --------------------
Date:       1/2/97
     ---------------------

CONFIDENTIAL                                                INVACARE CORPORATION
--------------------------------------------------------------------------------

                           PROPOSED SUMMARY TERM SHEET

--------------------------------------------------------------------------------

BORROWER:                               Invacare Corporation ("Invacare" or the
                                        "Company"), or a wholly owned subsidiary of Invacare reasonably acceptable to the Agent and fully guaranteed by Invacare.

AGENT:                                  NBD Bank ("NBD" or the "Agent").

ARRANGER:                               First Chicago Capital Markets, Inc.
                                        ("FCCM" or the "Arranger").

TYPE OF FACILITIES:

REVOLVING CREDIT:                       $200,000,000 Two Year Unsecured
                                        Revolving Credit.

PARTICIPANTS:                           NBD Bank ("NBD") and other banks to be
                                        selected by FCCM, NBD and the Company.
                                        The share of each Participant to be
                                        mutually determined by FCCM, NBC and the Company.

USE OF PROCEEDS:                        Finance the acquisition (the
                                        "Acquisition") of a public company
                                        previously identified to the Agent (the
                                        "Seller"). The Acquisition will include a tender offer (the "Tender Offer") by a subsidiary of Invacare for a minimum of 51% of the stock of the Seller (on a fully diluted basis). A certain amount of the proceeds, in an amount acceptable to the Agent, may also be used for other acquisitions and working capital.

AVAILABILITY
REVOLVING CREDIT:                       Immediately upon signing of the Credit
                                        Agreement and satisfaction of the
                                        conditions thereunder.

CONFIDENTIAL                                                INVACARE CORPORATION
--------------------------------------------------------------------------------


MATURITIES:
REVOLVING CREDIT:                       Two years from date of first funding,
                                        with maturity not later than
                                        October 31, 1999.

PRICING:                                At the Borrower's Option:

PRIME: The higher of 50 basis points over the Federal Funds Rate or NBD's Prime Rate as it exists from time to time, plus the Applicable Margin. Minimum draws of $500,000.

LIBOR: Adjusted(1) LIBOR plus the Applicable Margin (1, 2, 3, and 6 month options). Minimum draws of $1,000,000.

FIXED: Negotiated fixed rates as available, and mutually agreed.

                                        FOOTNOTES:

                                        (1) Adjusted for maximum Federal Reserve
                                        Board reserve requirements.

APPLICABLE MARGIN:                      The Applicable Margin is based upon the
                                        following matrix:


                                                  Applicable Margin
--------------------------------------------------------------------------------
Funded Debt                                                           All-in
to Total Cap             Prime         LIBOR        Facility Fee      Drawn
--------------------------------------------------------------------------------
   68-58*                 0.00         45 bps          20 bps          65 bps
   57-50                  0.00         30 bps          15 bps          45 bps
   49-40                  0.00         25 bps         12.5 bps        37.5 bps
Less than 40              0.00        18.5 bps         9 bps          27.5 bps
--------------------------------------------------------------------------------
     *INITIAL PRICING LEVEL.

PREPAYMENT:                             Prepayment of LIBOR and fixed rate loans
                                        would be subject to appropriate
                                        prepayment indemnities.

--------------------------------------------------------------------------------
NBD/FCCM                               -2-                    December 30, 1996

CONFIDENTIAL                                                INVACARE CORPORATION
--------------------------------------------------------------------------------


FEES:

   UNDERWRITING AND AGENT'S FEES:       Per fee letter.

   FACILITY FEE:                        Per annum fee, payable quarterly in
                                        arrears, on the entire facility amount,
                                        as described above.

   LEGAL FEES:                          All reasonable legal fees of Agent's
                                        counsel for the account of the Borrower.

CAPITAL ADEQUACY:                       Language will be incorporated into the
                                        Facility Agreement requiring that the
                                        Borrower compensate the Participants for any change in capital requirements or laws that would have the effect of reducing the Bank's yields.

INTEREST PAYMENTS:                      At the end of each applicable Interest
                                        Period or quarterly, if earlier.

INTEREST PERIODS:                       Interest Periods may be of 1, 2, 3, or 6
                                        months or such other period as may be
                                        agreed to by the Banks.

DOCUMENTATION:                          The Facility will be subject to a Credit
                                        Agreement, acceptable to all parties and containing terms and conditions customary for such a Facility. These terms and conditions will include without limitation:

                                          -   representations and warranties.

                                          -   undertakings including provision
                                              of financial information under
                                              agreed accounting principles;
                                              negative pledge, etc.

                                          -   provision for increased costs
                                              (including capital adequacy) and
                                              indemnifications to Participants.

--------------------------------------------------------------------------------
NBD/FCCM                             -3-                     December 30, 1996

CONFIDENTIAL                                                INVACARE CORPORATION
--------------------------------------------------------------------------------


                                          -   transferability, which will
                                              include Banks' right to assign
                                              subject to Borrower's (which may
                                              not be unreasonably withheld and
                                              may not be withheld during a
                                              default) and Agent's consent and
                                              subparticipate without consent,
                                              subject to limitations.

FINANCIAL COVENANTS:                    Customary in credit agreements of this
                                        nature, with respect to the Borrower and its Subsidiaries, including but not limited to:

INTEREST COVERAGE:                      The Company will at all times maintain
                                        Interest Coverage not less than 3.00 to
                                        1.00 on a four quarter trailing basis;
                                        except when Funded Debt to Total
                                        Capitalization is between 58% and 68%,
                                        at which point Interest Coverage shall
                                        not be less than 2.25:1.0.

FUNDED DEBT TO                          The Company will at all times maintain a
TOTAL CAPITALIZATION:                   ratio of Funded Debt to Total
                                        Capitalization not to exceed 68%,
                                        decreasing to 65% on a date not later
                                        than nine months after the initial
                                        funding, but not prior to 12/31/97.

NET WORTH:                              The Company will at all times maintain
                                        Net Worth at not less than $200,000,000, increasing annually by 50% of Net
                                        Income, commencing not later than 9
                                        months from initial funding, but not
                                        prior to 12/31/97, and at fiscal year
                                        end thereafter.

                                        All financial covenants tested on a
                                        consolidated basis, effective upon first funding under the Credit Agreement and calculated in accordance with U.S. GAAP unless otherwise noted.

NEGATIVE PLEDGE                         Customary negative covenants for a
COVENANTS:                              senior note senior note financing,
                                        including but not limited to:

-------------------------------------------------------------------------------
NBD/FCCM                              -4-                   December 30, 1996

CONFIDENTIAL                                                INVACARE CORPORATION
--------------------------------------------------------------------------------


                                        (1)   negative pledge and sale of assets
                                              and negative negative pledge,
                                              subject to appropriate basket and
                                              permitted sales and exceptions, if
                                              required, for compliance with
                                              Regulations U and G;

                                        (2)   Sale of installment contracts
                                              permitted, with limitations;

                                        (3)   merger and consolidation
                                              limitations;

                                        (4)   other restrictions (subject to
                                              exceptions, as appropriate, to be
                                              negotiated) on investments,
                                              transactions with affiliates,
                                              indebtedness and contingent
                                              liabilities, changes in line of
                                              business, and prepayment or
                                              modification of other debt and
                                              liabilities.

NON-FINANCIAL                           Customary non-financial covenants for a
COVENANTS:                              senior bank financing.  Additionally,
                                        (a) as soon as reasonably possible after completion of the Tender Offer the Company will merge (the "Merger") the Seller and the subsidiary it formed to acquire the Seller and (b) guaranties of the Company's present and future significant subsidiaries will be required, provided that the guaranty of the Seller will not be required until after the Merger.

REPORTING REQUIREMENTS:                 Customary in credit agreements of this
                                        nature, including but not limited to
                                        the following:

                                        (1)   Annual audited financial
                                              statements, 10K, consolidating and
                                              annual report within 90 days of
                                              each fiscal year end.

                                        (2)   Quarterly 10Q financial statements
                                              within 50 days of each quarter
                                              end.

                                        (3)   Quarterly compliance certificates
                                              signed by a corporate officer.

--------------------------------------------------------------------------------
NBD/FCCM                             -5-                     December 30, 1996

CONFIDENTIAL                                                INVACARE CORPORATION
--------------------------------------------------------------------------------


GOVERNING LAW:                          The Credit Agreement will be governed by
                                        the laws of the State of Michigan.

COUNSEL TO THE AGENT BANK:              Dickinson, Wright, Moon, Van Dusen &
                                        Freeman.

EVENTS OF DEFAULT:                      Customary in credit agreements of this
                                        nature, including but not limited to the following:

                                        (1)   Failure to pay principal when due;
                                              failure to pay interest or fees
                                              within five days of the due date.

                                        (2)   Failure to meet covenants (with
                                              grace periods, where appropriate).

                                        (3)   Representations or warranties
                                              false in any material respect when
                                              made.

                                        (4)   Cross default to other debt of
                                              the Borrower and its Subsidiaries
                                              which is triggered by an event
                                              which causes acceleration thereof
                                              or permits holders thereof to
                                              accelerate their debt.

                                        (5)   Change of ownership or control.

                                        (6)   other usual defaults with respect
                                              to the Borrower and Subsidiaries,
                                              including but not limited to
                                              insolvency, bankruptcy, ERISA, and
                                              judgment defaults.

CONDITIONS PRECEDENT:                   Customary conditions precedent to each
                                        advance, including without limitation
                                        the following:

                                        (1)   Completion of satisfactory loan
                                              documentation.

--------------------------------------------------------------------------------
NBD/FCCM                             -6-                     December 30, 1996

CONFIDENTIAL                                                INVACARE CORPORATION
--------------------------------------------------------------------------------


                                        (2)   No material adverse change prior
                                              to closing.

                                        (3)   Satisfaction of all conditions
                                              described in the commitment letter
                                              issued in connection with this
                                              proposed summary term sheet,
                                              compliance with all laws and
                                              regulations, satisfactory review
                                              of all agreements, documents and
                                              transactions executed, filed or
                                              delivered in connection with, or
                                              otherwise relating to, the
                                              Acquisition and the Tender Offer
                                              and receipt of all legal opinions
                                              requested by the Agent.

DEFINITIONS:

INTEREST COVERAGE:                      The ratio of Earnings, subject to
                                        appropriate reductions, before Interest
                                        and Taxes to Interest Expense.

FUNDED DEBT:                            The sum of all debt and similar
                                        liabilities classified as long term,
                                        including but not limited to debt for
                                        borrowed money, capital leases, letters
                                        of credit and guaranties for any of the
                                        foregoing.

NET WORTH:                              Shall mean the sum of Stockholder's
                                        Common Equity, Preferred Stock and
                                        Minority Interest, less Treasury stock.

TOTAL CAPITALIZATION:                   The sum of Net Worth and Funded Debt.

All other defined terms are according to GAAP and acceptable to the Agent.


December 30, 1996

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NBD/FCCM                             -7-                     December 30, 1996